                                                                    EXHIBIT 11.1

                          FIRST REPUBLIC BANCORP INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                         YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------------
                            1994        1993         1992        1991        1990
                         ----------  -----------  ----------- ----------  ----------
Primary:
  Net income............ $7,303,000  $12,439,000  $11,762,000 $7,505,000  $3,804,000
  Less: Dividends on
   Series B Preferred
   Stock(1).............        --           --           --    (340,000)   (224,000)
                         ----------  -----------  ----------- ----------  ----------
  Net income available
   to common stock......  7,303,000   12,439,000   11,762,000  7,165,000   3,580,000
  Effect of convertible
   subordinated
   debentures, net of
   taxes(2).............  1,597,000    1,599,000       94,000        --          --
                         ----------  -----------  ----------- ----------  ----------
  Adjusted net income
   for fully-diluted
   calculation.......... $8,900,000  $14,038,000  $11,856,000 $7,505,000  $3,804,000
                         ==========  ===========  =========== ==========  ==========
  Wtd. avg. shares
   outstanding,
   excluding treasury
   shares...............  7,743,965    7,716,086    7,340,523  3,998,403   3,284,526
  Wtd. avg. shares
   issuable from
   Preferred Stock,
   Series A.............        --           --           --     260,725     297,150
  Wtd. avg. shares
   issuable from
   Preferred Stock,
   Series C.............        --           --           --      32,854      30,410
  Effect of stock
   options exercised
   during period........     15,275        7,472       33,667      7,718      32,590
  Wtd. avg. shares of
   dilutive stock
   options under
   treasury stock
   method(3)............    298,340      284,512      284,017    169,676         --
  Wtd. avg. shares of
   stock purchased by
   employees............      5,624        2,746          --         --          --
  Wtd. avg. shares of
   treasury stock.......    (92,371)        (141)         --         --          --
                         ----------  -----------  ----------- ----------  ----------
  Adjusted shares
   outstanding--primary.  7,970,833    8,010,675    7,691,061  4,466,932   3,614,266
                         ==========  ===========  =========== ==========  ==========
  Net income per share--
   primary..............      $0.92        $1.55        $1.53      $1.60       $0.99
                         ==========  ===========  =========== ==========  ==========
  Fully-Diluted.........
  Adjusted shares--
   primary, from above..  7,970,833    8,010,675    7,691,061  4,466,932   3,614,266
  Wtd. avg. shares
   issuable upon
   conversion of
   convertible
   subordinated
   debentures(2)........  2,524,210    2,524,210      134,637        --          --
  Additional wtd. avg.
   shares of dilutive
   stock options
   converted at period--
   end stock price under
   the treasury stock
   method(4)............      4,904       32,915       67,864      8,296         --
  Additional wtd. avg.
   shares issuable from
   conversion of
   Preferred Stock,
   Series B(1)..........        --           --           --     562,703     379,869
                         ----------  -----------  ----------- ----------  ----------
  Adjusted shares
   outstanding--fully-
   diluted.............. 10,499,947   10,567,800    7,832,484  5,077,931   3,994,135
                         ==========  ===========  =========== ==========  ==========
  Net income per share--
   fully-diluted........      $0.85        $1.33        $1.51      $1.48       $0.95
                         ==========  ===========  =========== ==========  ==========

--------
  Per share amounts and numbers of shares have been adjusted to reflect the effect of two 3% stock dividends declared by the Company's Board of Directors to stockholders of record on February 25, 1993 and February 18, 1994.

(1) Not applicable after 1991. The Series B Preferred Stock was outstanding from May 30, 1990 to November 13, 1991.
(2) Due to the issuance of convertible subordinated debentures in December 1992, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.
(3) Stock options were not dilutive for 1990 as the average stock price was lower than the exercise price on options outstanding for that year.
(4) The result of the computation of the fully-dilutive impact of stock options outstanding is antidilutive in 1990 and is not reflected in the table above because the year-end price of the Company's common stock is less than the average exercise price of the outstanding stock options. During 1991 and portions of 1992, 1993 and 1994, the quarter ending market price exceeded the average exercise price resulting in additional shares for the fully-diluted calculation.

                                       37